CONSOLIDATED STATEMENTS OF CASH FLOWS                U S WEST, Inc.
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                                                    Year Ended
                                                    December 31,
In millions                                         1999     1998
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OPERATING ACTIVITIES
 Net income                                       $ 1,342  $ 1,436
 Adjustments to net income:
  Depreciation and amortization                     2,367    2,199
  Cumulative effect of change in
  accounting principle                               (240)       -
  Loss on sale of Global Crossing Ltd. shares         423        -
  Deferred income taxes and amortization
   of investment tax credits                          225       61
 Changes in operating assets and liabilities:
  Accounts receivable                                (126)     (26)
  Inventories, supplies and other current assets     (106)     (12)
  Accounts payable, accrued expense
   and advance billings                               345      104
  Other                                               316      165
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Cash provided by operating activities               4,546    3,927
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (3,944)  (2,672)
 Payments on disposals of property,
   plant and equipment                                (49)     (30)
 Investment in Global Crossing Ltd. common stock   (2,464)       -
 Other                                                 (5)     (67)
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Cash used for investing activities                 (6,462)  (2,769)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                  1,304      887
 Proceeds from issuance of long-term debt           2,062    3,781
 Repayments of long-term debt                        (336)    (442)
 Net repayments of Old U S WEST short-term debt         -     (198)
 Repayment of Old U S WEST debt in connection
   with the DEX Alignment                               -   (3,829)
 Proceeds from issuance of common stock               102       88
 Dividends paid on common stock                    (1,187)  (1,056)
 Dividends paid to Old U S WEST                         -     (194)
 Payment to Old U S WEST for debt refinancing costs     -     (140)
 Return of capital from Old U S WEST                    -       13
 Purchases of treasury stock                            -      (46)
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Cash used for financing activities                  1,945   (1,136)
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CASH AND CASH EQUIVALENTS
 Increase                                              29       22
 Beginning balance                                     49       27
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Ending balance                                    $    78  $    49
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